                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 1)*

                   Under the Securities Exchange Act of 1934



                           JetBlue Airways Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                    477143101
                        ------------------------------
                                 (CUSIP Number)

                                February 7, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages

  CUSIP No.: 477143101                                       Page 2 of 8 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Weston Presidio Capital III, L.P.          04-3433800
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware, United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.

     NUMBER OF
                          1,909,917
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING

                          1,909,917
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,909,917

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                    [-]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.

      3.01%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN

------------------------------------------------------------------------------

                               Page 2 of 8 Pages

  CUSIP No.: 477143101                                       Page 3 of 8 Pages



------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      WPC Entrepreneur Fund, L.P.             04-3433798
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware, United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.

     NUMBER OF
                          94,948

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING
                          94,948

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      94,948
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                    [-]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.

      0.15%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 8 Pages

  CUSIP No.: 477143101                                       Page 4 of 8 Pages



------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Weston Presidio Capital II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware, United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.

     NUMBER OF
                          668,287

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING
                          668,287

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      668,287
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                    [-]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.

      1.05%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 8 Pages

Item 1.

(a)  Name of Issuer:    JetBlue Airways Corporation

(b)  Address of Issuer's Principal Executive Offices:

          118-29 Queens Blvd.
          Forest Hills, New York 11375

Item 2.

(a)  Name of Person Filing:
          Weston Presidio Service Company, LLC ("Weston Presidio") on behalf of Weston Presidio Capital III, L.P. ("Weston III") and
          WPC Entrepreneur Fund, L.P. ("Entrepreneur Fund") and
          Weston Presidio Capital II, L.P. (Weston II)

(b)  Address of Principal Business Office:

          c/o Weston Presidio
          Pier 1, Bay 2
          San Francisco, CA 94111

(c)  Citizenship/Place of Organization:

          Weston Presidio    -  DE
          Weston III         -  DE
          Entrepreneur Fund  -  DE
          Weston II          -  DE

(d)  Title of Class of Securities:  Common Stock

(e)  CUSIP Number:       477143101

Item 3.

     Not applicable.

                                Page 5 of 8 pages

Item 4. Ownership.


---------------------------------------------------------------------------------------------------------
                                      Weston III            Entrepreneur Fund          Weston II
---------------------------------------------------------------------------------------------------------
(a)     Beneficial Ownership            1,909,917               94,948                  668,287
---------------------------------------------------------------------------------------------------------
(b)     Percentage of Class               3.00%                  0.15%                    1.05%
---------------------------------------------------------------------------------------------------------
(c)(i)  Sole Voting Power               1,909,917               94,948                  668,287
---------------------------------------------------------------------------------------------------------
  (ii)  Shared Voting Power                -0-                    -0-                      -0-
---------------------------------------------------------------------------------------------------------
  (iii) Sole Dispositive Power          1,909,917               94,948                  668,287
---------------------------------------------------------------------------------------------------------
  (iv)  Shared Dispositive Power           -0-                    -0-                      -0-
---------------------------------------------------------------------------------------------------------


Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8. Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.


EXHIBIT(S):

A:  Joint Filing Statement

                               Page 6 of 8 pages

Item 10.  Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2003

Weston Presidio Capital III, L.P.

By:  Weston Presidio Capital Management III, LLC
     its General Partner


By:  /s/ Michael Lazarus
   --------------------------------
     Managing Member


WPC Entrepreneur Fund, L.P.

By:  Weston Presidio Capital Management III, LLC
     its General Partner


By:  /s/ Michael Lazarus
   --------------------------------
     Managing Member


Weston Presidio Capital II, L.P.

By:  Weston Presidio Capital Management II, L.P.


By:  /s/ Michael Lazarus
   --------------------------------
     Managing Partner


Weston Presidio Service Company, LLC

By:  /s/ Michael Lazarus
   --------------------------------
     Managing Member

                               Page 7 of 8 pages

                                    Exhibit A

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date: February 7, 2003

Weston Presidio Capital III, L.P.

By:  Weston Presidio Capital Management III, LLC
     its General Partner


By:  /s/ Michael Lazarus
     --------------------------------
     Managing Member


WPC Entrepreneur Fund, L.P.

By:  Weston Presidio Capital Management III, LLC
     its General Partner


By:  /s/ Michael Lazarus
     ------------------------------
     Managing Member

Weston Presidio Capital II, L.P.

By:  Weston Presidio Capital Management II, L.P.
     its General Partner

By:  /s/ Michael Lazarus
     ------------------------------
     Managing Partner

                                Page 8 of 8 pages